                                                                       Exhibit 8

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CHASE SECURITIES INC.
270 Park Avenue
New York, NY 10017-2070

PERSONAL AND CONFIDENTIAL

October 21,1998

Board of Directors
Essex International Inc.
1601 Wall Street
Fort Wayne, IN 46802

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Essex International Inc. (the "Company") of the consideration proposed to be paid by Superior TeleCom Inc. ("Buyer") in the Tender Offer (as defined below) and the Merger (as defined below) pursuant to the Agreement and Plan of Merger, dated as of October 21, 1998, by and among Buyer, SUT Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of Buyer, and the Company (the "Agreement"), taken together as a unitary transaction. The Agreement provides for a tender offer for up to 22,562,135 Shares (the "Tender Offer") pursuant to which Merger Sub will pay $32.00 per Share in cash for each Share accepted. The Agreement further provides that following completion of the Tender Offer, Merger Sub will be merged with and into the Company (the "Merger") and each outstanding Share (other than Shares already owned by Buyer and Merger Sub and Shares owned by holders who have properly exercised their appraisal rights) will be exchanged for 0.64 of a share of Series A Cumulative Convertible Exchangeable Preferred Stock, par value $0.01 per share (the "Convertible Preferred Stock"), of Buyer, or a combination of cash and Convertible Preferred Stock, as provided in the Agreement in the event that the Tender Offer is not fully subscribed.

In connection with this opinion, we have reviewed, among other things, the Agreement, including the form of Certificate of Designation of the Convertible Preferred Stock and the form of Stockholders Agreement among Buyer, Merger Sub and certain stockholders of the Company attached as exhibits thereto; the form of Indenture for the 8 1/2% Subordinated Convertible Exchange Debentures due 2013; the Company's Prospectus for the initial public offering of the Company's Shares dated April 17, 1997; the Company's Prospectus for the secondary offering of the Shares dated September

Chase Securities Inc. is a member NASD/SIPC, and is a wholly-owned subsidiry of The Chase Manhattan Corporation.

17, 1997; Buyer's Prospectus for the initial public offering of Buyer's common stock dated October 11, 1996; Annual Report to Stockholders of the Company for the year ended December 31, 1997 and Annual Reports on Form 10-K of the Company and its predecessor for the five fiscal years ended December 31, 1997; Annual Reports to Stockholders and Annual Reports on Form 10K of Buyer for the two fiscal years ended April 30, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Buyer; certain other communications from the Company and Buyer to their respective stockholders; and certain internal financial analyses and forecasts for the Company through the calendar year ended December 31, 1999 and for Buyer through December 31, 2002 prepared by their respective managements. We also have held discussions with members of the senior management of the Company and Buyer regarding the past and current business operations, financial condition and future prospects of their respective companies and the combined company. In addition, we have reviewed the reported price and trading activity of the Shares, the common stock of Buyer and convertible securities generally, compared certain financial and stock market information for the Company and Buyer with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain business combinations in the cable and wire industry specifically, and in other industries generally, and reviewed such other information and performed such other studies and analyses as we considered appropriate.

We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available, for purposes of this opinion. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of the Company or Buyer or any of their subsidiaries, nor have we conducted a physical inspection of the properties and facilities of the Company or Buyer or any of their subsidiaries. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Agreement and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Tender Offer or how any holder of Shares should vote, or whether such holder should seek appraisal rights, in connection with the Merger.

For purposes of rendering our opinion, we have assumed that, in all respects material to our analysis, the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all material conditions to the consummation of the Merger will be satisfied without waiver thereof. We have further assumed that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, including any necessary amendments, modifications or waivers to any documents to which any of the Company or Buyer are a party, as contemplated by the Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to the Company or Buyer of the Merger. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles.

We note that under current market conditions, there may be a limited trading market for the Convertible Preferred Stock. Any estimate of the future trading value of the Convertible Preferred Stock would be speculative and subject to substantial uncertainties and contingencies. We are not expressing a view as to the actual trading price of the Convertible Preferred Stock, which will be dependent upon and fluctuate with dividend rates generally, the market price of the common stock of Buyer into which the Convertible Preferred Stock is convertible, market conditions, general economic conditions, the financial condition and prospects of Buyer after the Merger and other factors which generally influence the price of similar securities.

Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated on the date of this letter. We are not opining on the fairness from a financial point of view of the consideration to be received by holders of Shares pursuant to the Merger if viewed as a separate and distinct transaction from the Tender Offer.

Chase Securities Inc. ("CSI"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain banking services to the Company including having acted as administrative agent for various debt financings, having acted as an underwriter of public offerings of the Shares in April 1997 and September 1997 (in which certain affiliates of CSI, having previously owned approximately 6.78% of the then outstanding Shares, sold all of their ownership interest in the Company) and having acted as its financial advisor in connection with the Agreement. CSI was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company.

CSI provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Buyer for its own account and for the accounts of customers and at any time may have a long or short position in such securities. CSI may provide investment banking services to the Company, Buyer or any of their respective subsidiaries in the future.

Based upon and subject to the foregoing and based upon such matters as we consider relevant, it is our opinion that as of the date hereof the consideration to be received pursuant to the Agreement by holders of Shares in the Tender Offer and the Merger, taken together as a unitary transaction, is fair from a financial point of view to such holders.

This opinion has been provided at the request of and is for the use and benefit of the Board of Directors of the Company in its evaluation of the consideration to be received by holders of Shares in the Tender Offer and the Merger, taken together as a unitary transaction, and shall not be used for any other purpose without the prior written consent of CSI.

Very truly yours,

/s/ CHASE SECURITIES INC.

Chase Securities Inc.